Exhibit 99.1

Investor Contact: Scott W. Dudley Jr. 314-342-0878 Scott.Dudley@SpireEnergy.com Media Contact: Jessica B. Willingham 314-342-3300 Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports FY22 4th Quarter and Full-Year Results

ST. LOUIS (Nov. 16, 2022) - Spire Inc. (NYSE: SR) today reported results for its fiscal 2022 fourth quarter and full year ended September 30. Highlights include:

•	A narrower fourth quarter loss of $7.1 million ($0.20 per diluted share) compared to a loss of $9.9 million ($0.26 per share) in fiscal 2021. On a net economic earnings (NEE) per share basis, the fourth quarter losses were $0.66 this year and $0.32 a year ago.
•	Parties filed settlement in Spire Missouri’s rate review
•	Launching 10-year capital expenditure target of $7.0 billion
•	Board of Directors raises quarterly common stock dividend 5.1% to $0.72 per share

“Fiscal 2022 was another year of challenges and opportunities, and in the end we delivered for our customers and achieved strong operating performance including further gains in the safety, integrity and environmental sustainability of our natural gas distribution system,” said Suzanne Sitherwood, president and chief executive officer of Spire. “We successfully met important challenges head on, including settling issues in our Missouri rate review that’s now on a path to a timely resolution, and managing the impact of higher gas costs and inflationary pressures on our customers. We continued our robust investment in infrastructure upgrades and technology to achieve higher service levels and an even better experience for the 1.7 million homes and businesses we serve. Moving forward, we are increasing our capital investments, including the expansion of Spire Storage, to continue on our path of long-term growth and adding value for our customers, communities, and shareholders,” she added.

Fourth Quarter Results	Three Months Ended September 30,
	(Millions)		(Per Diluted Common Share)
	2022	2021	2022	2021
Net Economic (Loss) Earnings* by Segment
Gas Utility	$(37.9)	$(17.8)
Gas Marketing	11.7	9.1
Other	(5.2)	(4.4)
Total	$(31.4)	$(13.1)	$(0.66)	$(0.32)
All adjustments, including tax effects	24.3	3.2	0.46	0.06
Net Loss	$(7.1)	$(9.9)	$(0.20)	$(0.26)
Weighted Average Diluted Shares Outstanding	52.6	51.7

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

Due to the seasonal nature of natural gas demand and the timing of regulatory recovery in our gas utility business, we typically incur a loss in our fiscal fourth quarter ended September 30. For the fourth quarter of fiscal 2022, we reported a consolidated net loss of $7.1 million ($0.20 per diluted share), compared with a net loss of $9.9 million ($0.26 per share) last year.

On an NEE basis, the quarterly loss was $31.4 million ($0.66 per share) compared to a loss of $13.1 million ($0.32 per share) last year. Prior year results include several unusual transactions surrounding Winter Storm Uri and the 2021 Missouri rate order. Net of these items, prior year NEE was a loss of $27.1 million (or $0.59 per share), and the difference between the two years reflects a wider seasonal loss in Gas Utility partially offset by improved results from Gas Marketing.

NEE excludes from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as impairments and certain regulatory, legislative, or GAAP standard-setting actions.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. For the fourth quarter, Gas Utility reported a loss on an NEE basis of $37.9 million compared to a loss of $17.8 million in the prior year. The $20.1 million higher loss reflects changes in rate design in Missouri and the spread of cost savings benefits over multiple years in Alabama.

Contribution margin decreased $38.9 million over the prior-year period, reflecting a shift in Spire Missouri Utility rate design from the 2021 rate order that pushed more of the recovery into the winter heating season and out of our fiscal third and fourth quarters. Spire Alabama margins were lower due to the extension of recovery of shared costs savings under the Cost Control Measure to future periods in order to lower the impact to customer bills during this period of higher commodity costs.

Operation and maintenance (O&M) expenses of $106.8 million were down $5.2 million from last year. However, they were slightly higher by $1.4 million after removing the impacts from the 2021 Spire Missouri rate order, Winter Storm Uri impacts and non-service cost transfer to other income (no earnings impact).

Depreciation and amortization expense increased by $3.3 million from last year, reflecting continued capital investment. Taxes, other than income taxes, decreased by $7.1 million mostly due to the timing of recovery of property taxes from Missouri customers.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services throughout the United States. Fourth quarter NEE was $11.7 million, up from $9.1 million in the prior year. Results this year reflect a higher margin as improved basis differentials more than offset the prior-year impact of Winter Storm Uri.

Other

Other gas-related operations and corporate costs on an NEE basis for the fourth quarter were $5.2 million in fiscal 2022, compared to $4.4 million in the prior-year quarter. The decrease is due to lower results from Spire Storage as certain market opportunities did not recur this year.

Regulatory Update

Missouri Rate Review

On November 4, 2022, Spire Missouri and other parties to the case, notably the Staff of the Missouri Public Service Commission (MoPSC) and the Office of Public Counsel, reached a settlement in the rate review Spire Missouri filed April 1, 2022. The parties to the case filed a Stipulation and Agreement with the MoPSC for their review and approval.

The MoPSC approved a $10.5 million annualized increase in Infrastructure System Replacement Surcharge (ISRS) revenues for Spire Missouri, effective October 21, 2022, reflecting infrastructure upgrade improvements for January 1 – June 30, 2022. This brings annualized ISRS revenues to $19.0 million.

Alabama Rate Filings

In October 2022, Spire Alabama and Spire Gulf made their annual RSE rate filings with the Alabama Public Service Commission (APSC), presenting the utilities’ budgets for the fiscal year ending September 30, 2023, including net income and a calculation of allowed return on average common equity. The filings are currently being reviewed by the APSC, and we anticipate that new rates will be effective in early December 2022.

Spire STL Pipeline

Spire STL Pipeline continues to operate under a temporary certificate while the Federal Energy Regulatory Commission (FERC) considers approval of a new permanent certificate under a court-ordered remand. As part of the remand, the FERC indicated that it would prepare an Environmental Impact Statement (EIS) on Spire STL Pipeline. Following the issuance of a positive EIS by the staff of the FERC in June, the FERC approved the EIS effective in October.

Dividend Increased 5.1%

Reflecting our solid performance and expectations for growth, the board of directors of Spire increased the quarterly common stock dividend to $0.72 per share, an increase of 5.1%. This raises the annualized rate by $0.14 per share to $2.88 per share. The dividend is payable on January 4, 2023, to shareholders of record on December 12, 2022. Spire has continuously paid a cash dividend since 1946, and 2023, will mark the 20th consecutive year that the dividend has increased.

The Spire board of directors also declared the regular quarterly dividend of $0.36875 per depositary share on Spire’s 5.90% Series A Cumulative Redeemable Perpetual Preferred Stock, payable February 15, 2023, to holders of record on January 25, 2023.

Fiscal Year Results	Year Ended September 30,
	(Millions)		(Per Diluted Common Share)
	2022	2021	2022	2021
Net Economic Earnings (Loss)* by Segment
Gas Utility	$202.7	$230.6
Gas Marketing	27.0	47.0
Other	(13.4)	(11.3)
Total	$216.3	$266.3	$3.86	$4.86
Missouri regulatory adjustments, pre-tax	—	9.0	—	0.17
All other adjustments, including tax effects	4.5	(3.6)	0.09	(0.07)
Net Income	$220.8	$271.7	$3.95	$4.96
Weighted Average Diluted Shares Outstanding	52.1	51.7

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For fiscal 2022, we reported consolidated net income of $220.8 million ($3.95 per diluted share) compared to $271.7 million ($4.96 per share) in the prior-year period. On an NEE basis, Spire reported $216.3 million ($3.86 per share), down from $266.3 million ($4.86 per share) a year ago. As a reminder, prior-year results included the benefit of Winter Storm Uri, largely at Spire Marketing, which we estimated to be between $0.65 and $0.70 per share. Excluding these nonrecurring impacts (at the midpoint of $0.68 per share), NEE was lower by $0.32 per share reflecting warmer weather and net adjustments related to the 2021 Missouri rate order.

Gas Utility

For fiscal 2022, Gas Utility reported NEE of $202.7 million compared $230.6 million in the prior year. The $27.9 million decrease reflects the lower rate of return from the 2021 Missouri rate order as well as warmer weather that was not fully mitigated by rate design in Alabama.

Fiscal 2022 contribution margin decreased by $16.0 million, reflecting a $26.3 million decrease in off-system sales a year ago and $9.2 million in lower volumetric usage, the result of last year’s extreme cold weather conditions during Winter Storm Uri and ineffective weather mitigation in Alabama. Temperatures were 9% warmer than normal in the territories served by our gas utilities. Current year margins benefitted from higher rates in Missouri (+$18.1 million) and net regulatory adjustments and off-system sales in Alabama (+$5.3 million).

O&M expenses in fiscal 2022 decreased by $8.9 million compared to the prior-year period. The lower costs reflect a $4.4 million year-over-year reclassification of certain postretirement benefit costs to other income (no impact on net income) and $9.0 million related to the reversal of a portion of pension costs disallowed in the Spire Missouri 2018 rate order that occurred in fiscal 2021. Excluding these items, O&M expenses decreased by $13.5 million primarily due to Winter Storm Uri and 2021 Missouri rate order items that did not repeat. Depreciation and amortization expense rose $23.5 million due to ongoing capital investment across our utilities. Taxes, other than income taxes, were also $19.2 million higher.

Gas Marketing

Fiscal 2022 Gas Marketing NEE was $27.0 million, down from $47.0 million a year ago. Prior-year results reflect value created from optimization of transportation and storage positions during Winter Storm Uri. Current year results include the $6.2 million benefit from the current year settlement of commercial disputes that originated in Uri in 2021.

Other

Other gas-related operations and corporate costs on an NEE basis were $13.4 million, compared to $11.3 million, reflecting higher interest and other corporate expenses in the current year.

Balance Sheets and Cash Flow

In fiscal 2022, we maintained a solid capital structure and ample liquidity. Short-term borrowings outstanding at September 30, 2022, were $1,037.5 million, up from $672.0 million at fiscal 2021 year-end, reflecting higher seasonal borrowing levels, most notably the financing of higher natural gas cost. We retain significant capacity in our revolving credit facility and related commercial paper program to meet our liquidity needs.

On October 13, 2022, Spire Alabama issued $90 million of 7-year notes (5.32% interest) and $85 million of 10-year notes bearing interest at 5.41%. Spire Gulf issued $30 million 15-year first mortgage bonds with a coupon of 5.61%. These issuances were made via private placements.

Net cash provided by operating activities was $55.0 million for the year ended September 30, 2022, down from $249.8 million for fiscal 2021. The decrease was largely driven by fluctuations in working capital balances from higher gas costs, as well as lower net income and higher depreciation and amortization.

Capital expenditures for fiscal 2022 were $552.2 million, down from $624.8 million in the prior year due mainly to planned lower investment in our gas utilities, as well as a reduction in capital expenditures for Spire Storage and Spire STL Pipeline. Gas utility investment of $528 million was focused on pipeline upgrades that enable us to further reduce methane emissions, as well as new business and technology upgrades.

For additional details on Spire’s results for the fourth quarter and full year of fiscal 2022, please see the accompanying unaudited Condensed Consolidated Statements of Income, Balance Sheets, and Statements of Cash Flows.

Guidance and Outlook

We remain confident in our long-term ability to grow NEE per share 5-7% given our growth strategy across our businesses.

We are updating and expanding our targeted capital investment to include a 10-year period through fiscal 2032, with total expenditures expected to be $7.0 billion. The plan is driven by our commitment to invest in upgrades to our gas utility pipelines and infrastructure, comprising nearly all of the spend during that period. We expect our capital plan to drive 7-8% annual rate base growth for our utilities. This plan also includes the investment over the next two fiscal years to expand Spire Storage as outlined earlier in the year.

Capital expenditures for fiscal 2023 are expected to be approximately $700 million, including $150 million for our midstream businesses, primarily for the Spire Storage expansion.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2022 fourth quarter and full-year financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Wednesday, November 16
9 a.m. CT (10 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The call will also be webcast and can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available at 11 a.m. CT (Noon ET) on November 16 until December 16, 2022, by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 8323545.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) filing with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Operating Revenues	$314.2	$290.2	$2,198.5	$2,235.5
Operating Expenses:
Natural gas	79.4	49.1	923.9	946.3
Operation and maintenance	117.7	123.2	449.6	465.8
Depreciation and amortization	61.1	57.7	237.3	213.1
Taxes, other than income taxes	26.2	33.5	179.5	160.1
Total Operating Expenses	284.4	263.5	1,790.3	1,785.3
Operating Income	29.8	26.7	408.2	450.2
Interest Expense, Net	34.4	28.2	119.8	106.6
Other Expense, Net	(0.6)	(8.5)	(8.7)	(3.4)
(Loss) Income Before Income Taxes	(5.2)	(10.0)	279.7	340.2
Income Tax Expense (Benefit)	1.9	(0.1)	58.9	68.5
Net (Loss) Income	(7.1)	(9.9)	220.8	271.7
Provision for preferred dividends	3.7	3.7	14.8	14.8
(Loss) income allocated to participating securities	—	(0.1)	0.3	0.4
Net (Loss) Income Available to Common Shareholders	$(10.8)	$(13.5)	$205.7	$256.5

Weighted Average Number of Shares Outstanding:
Basic	52.4	51.6	52.0	51.6
Diluted	52.6	51.7	52.1	51.7

Basic (Loss) Earnings Per Share	$(0.20)	$(0.26)	$3.96	$4.97
Diluted (Loss) Earnings Per Share	(0.20)	(0.26)	3.95	4.96
Dividends Declared Per Common Share	0.685	0.65	2.74	2.60

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	September 30,	September 30,
	2022	2021
ASSETS
Utility Plant	$7,664.9	$7,225.0
Less: Accumulated depreciation and amortization	2,294.5	2,169.3
Net Utility Plant	5,370.4	5,055.7
Other Property and Investments	579.2	554.2
Current Assets:
Cash and cash equivalents	6.5	4.3
Accounts receivable, net	622.7	596.3
Inventories	422.3	305.0
Other	540.5	410.9
Total Current Assets	1,592.0	1,316.5
Deferred Charges and Other Assets:
Goodwill	1,171.6	1,171.6
Other deferred charges and other assets	1,370.5	1,258.4
Total Deferred Charges and Other Assets	2,542.1	2,430.0
Total Assets	$10,083.7	$9,356.4

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0
Common stock and paid-in capital	1,623.8	1,569.6
Retained earnings	905.5	843.0
Accumulated other comprehensive income	47.2	3.6
Total Shareholders' Equity	2,818.5	2,658.2
Temporary equity	13.1	9.8
Long-term debt (less current portion)	2,958.5	2,939.1
Total Capitalization	5,790.1	5,607.1
Current Liabilities:
Current portion of long-term debt	281.2	55.8
Notes payable	1,037.5	672.0
Accounts payable	617.4	409.9
Accrued liabilities and other	417.5	470.6
Total Current Liabilities	2,353.6	1,608.3
Deferred Credits and Other Liabilities:
Deferred income taxes	675.1	612.3
Other deferred credits and other liabilities	1,264.9	1,528.7
Total Deferred Credits and Other Liabilities	1,940.0	2,141.0
Total Capitalization and Liabilities	$10,083.7	$9,356.4

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Year Ended September 30,
	2022	2021
Operating Activities:
Net income	$220.8	$271.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	237.3	213.1
Deferred income taxes and investment tax credits	57.9	67.0
Changes in assets and liabilities	(469.8)	(319.3)
Other	8.8	17.3
Net cash provided by operating activities	55.0	249.8

Investing Activities:
Capital expenditures	(552.2)	(624.8)
Other	5.5	2.8
Net cash used in investing activities	(546.7)	(622.0)

Financing Activities:
Issuance of long-term debt	300.0	629.1
Repayment of long-term debt	(55.8)	(115.4)
Issuance (repayment) of short-term debt, net	365.5	24.0
Issuance of common stock	51.9	1.0
Dividends paid on common stock	(141.9)	(133.2)
Dividends paid on preferred stock	(14.8)	(14.8)
Other	(4.0)	(11.3)
Net cash provided by financing activities	500.9	379.4

Net Increase in Cash, Cash Equivalents, and Restricted Cash	9.2	7.2
Cash, Cash Equivalents, and Restricted Cash at Beginning of Year	11.3	4.1
Cash, Cash Equivalents, and Restricted Cash at End of Year	$20.5	$11.3

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Common Share (2)
Three Months Ended September 30, 2022
Net (Loss) Income [GAAP]	$(37.9)	$36.0	$(5.2)	$(7.1)	$(0.20)
Adjustments, pre-tax:
Fair value and timing adjustments	—	(32.3)	—	(32.3)	(0.61)
Income tax effect of adjustments (1)	—	8.0	—	8.0	0.15
Net Economic (Loss) Earnings [Non-GAAP]	$(37.9)	$11.7	$(5.2)	$(31.4)	$(0.66)

Three Months Ended September 30, 2021
Net (Loss) Income [GAAP]	$(17.8)	$11.3	$(3.4)	$(9.9)	$(0.26)
Adjustments, pre-tax:
Fair value and timing adjustments	—	(2.9)	—	(2.9)	(0.06)
Acquisition, divestiture and restructuring activities	—	—	(1.3)	(1.3)	(0.02)
Income tax effect of adjustments (1)	—	0.7	0.3	1.0	0.02
Net Economic (Loss) Earnings [Non-GAAP]	$(17.8)	$9.1	$(4.4)	$(13.1)	$(0.32)

Year Ended September 30, 2022
Net Income (Loss) [GAAP]	$198.6	$35.6	$(13.4)	$220.8	$3.95
Adjustments, pre-tax:
Fair value and timing adjustments	—	(11.4)	—	(11.4)	(0.22)
Income tax effect of adjustments (1)	4.1	2.8	—	6.9	0.13
Net Economic Earnings (Loss) [Non-GAAP]	$202.7	$27.0	$(13.4)	$216.3	$3.86

Year Ended September 30, 2021
Net Income (Loss) [GAAP]	$237.2	$44.8	$(10.3)	$271.7	$4.96
Adjustments, pre-tax:
Missouri regulatory adjustments	(9.0)	—	—	(9.0)	(0.17)
Fair value and timing adjustments	0.3	3.0	—	3.3	0.06
Acquisition, divestiture and restructuring activities	—	—	(1.3)	(1.3)	(0.02)
Income tax effect of adjustments (1)	2.1	(0.8)	0.3	1.6	0.03
Net Economic Earnings (Loss) [Non-GAAP]	$230.6	$47.0	$(11.3)	$266.3	$4.86

(1) Income tax effect is calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the related effective date and, in the case of the year ended September 30, 2022, includes a Spire Missouri regulatory adjustment.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended September 30, 2022
Operating (Loss) Income [GAAP]	$(21.7)	$47.3	$4.2	$—	$29.8
Operation and maintenance expenses	106.8	5.5	9.1	(3.7)	117.7
Depreciation and amortization	58.7	0.4	2.0	—	61.1
Taxes, other than income taxes	25.9	(0.2)	0.5	—	26.2
Less: Gross receipts tax expense	(12.8)	0.1	—	—	(12.7)
Contribution Margin [Non-GAAP]	156.9	53.1	15.8	(3.7)	222.1
Natural gas costs	78.1	10.5	—	(9.2)	79.4
Gross receipts tax expense	12.8	(0.1)	—	—	12.7
Operating Revenues	$247.8	$63.5	$15.8	$(12.9)	$314.2

Three Months Ended September 30, 2021
Operating Income [GAAP]	$7.6	$15.3	$3.8	$—	$26.7
Operation and maintenance expenses	112.0	3.5	11.3	(3.6)	123.2
Depreciation and amortization	55.4	0.3	2.0	—	57.7
Taxes, other than income taxes	33.0	—	0.5	—	33.5
Less: Gross receipts tax expense	(12.2)	—	—	—	(12.2)
Contribution Margin [Non-GAAP]	195.8	19.1	17.6	(3.6)	228.9
Natural gas costs	53.3	4.1	—	(8.3)	49.1
Gross receipts tax expense	12.2	—	—	—	12.2
Operating Revenues	$261.3	$23.2	$17.6	$(11.9)	$290.2

Year Ended September 30, 2022
Operating Income [GAAP]	$339.9	$46.9	$21.4	$—	$408.2
Operation and maintenance expenses	413.3	14.6	37.1	(15.4)	449.6
Depreciation and amortization	227.9	1.4	8.0	—	237.3
Taxes, other than income taxes	176.2	0.6	2.7	—	179.5
Less: Gross receipts tax expense	(109.6)	(0.2)	—	—	(109.8)
Contribution Margin [Non-GAAP]	1,047.7	63.3	69.2	(15.4)	1,164.8
Natural gas costs	788.8	171.4	—	(36.3)	923.9
Gross receipts tax expense	109.6	0.2	—	—	109.8
Operating Revenues	$1,946.1	$234.9	$69.2	$(51.7)	$2,198.5

Year Ended September 30, 2021
Operating Income [GAAP]	$374.0	$58.5	$17.7	$—	$450.2
Operation and maintenance expenses	422.2	17.1	40.2	(13.7)	465.8
Depreciation and amortization	204.4	1.2	7.5	—	213.1
Taxes, other than income taxes	157.0	0.9	2.2	—	160.1
Less: Gross receipts tax expense	(93.9)	(0.1)	—	—	(94.0)
Contribution Margin [Non-GAAP]	1,063.7	77.6	67.6	(13.7)	1,195.2
Natural gas costs	961.7	18.8	0.1	(34.3)	946.3
Gross receipts tax expense	93.9	0.1	—	—	94.0
Operating Revenues	$2,119.3	$96.5	$67.7	$(48.0)	$2,235.5